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                                                                    Exhibit 23.5


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement of Elron Electronic Industries Ltd on Form S-8, pertaining to the Option plans of Elron Electronic Industries Ltd. (The employee share option plan for employees of Elbit Ltd, the employee share option plan series 9-17 for employees of Elron Electronic Industries Ltd. and the option plan for employees, directors and officers-2003), of our report dated March 3, 2003, on the consolidated financial statements of A.M.T. Advanced Metal Technologies Ltd. appearing in the Annual Report on Form 20-F of Elron Electronic Industries Ltd. for the year ended December 31, 2002, as amended.




/s/ BRIGHTMAN ALMAGOR & Co.


BRIGHTMAN ALMAGOR & Co.

CERTIFIED PUBLIC ACCOUNTANTS

A MEMBER OF DELOITTE TOUCHE TOHMATSU




Tel Aviv, Israel
December 15, 2003